EXHIBIT 35.1

VW Credit, Inc. Servicer Compliance Statement Under Section 3.9 of the Sale and Servicing

Agreement and Item 1123 of Regulation AB

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2008-2

The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Sale and Servicing Agreement dated as of December 29, 2008 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2008-2, as Issuer, Volkswagen Auto Lease/Loan Underwritten Funding, LLC as Seller, VW Credit, Inc., as Servicer, and Citibank, N.A., as Indenture Trustee, does hereby certify that:

1.	A review of the activities of the Servicer during the period from January 1, 2011 through December 31, 2011, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this twenty-seventh day of March, 2012.

/s/ Bruce Harris
Bruce Harris Vice President & CFO